INVESTMENT ADVISORY

AND ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made as of [ ], 2018, by and between NexPoint Advisors, L.P., a Delaware limited partnership (the “Adviser”), and NexPoint Event-Driven Fund, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust intends to engage in business as a closed-end management investment company that is operated as an interval fund and is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust wishes to retain the Adviser to act as investment adviser to the Trust and to provide administrative services and the Adviser wishes top furnish such services to the Trust.

NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

SECTION 1. Appointment of Adviser.

The Trust hereby appoints the Adviser to act as investment adviser to the Trust and to provide administrative services to the Trust for the period and on the terms herein set forth. The Adviser accepts such appointment, and agrees to render the services herein set forth, for the compensation herein provided.

SECTION 2. Duties of Adviser.

The Adviser, at its own expense, shall furnish the following services and facilities to the Trust:

(a) Investment Program. The Adviser shall (i) furnish continuously an investment program for the Trust, (ii) determine (subject to the overall supervision and review of the Trust’s Board of Trustees) the investments to be purchased, held, sold or exchanged by the Trust and the portion, if any, of the assets of the Trust to be held uninvested, (iii) make changes in the investments of the Trust and (iv) vote, exercise consent and exercise all other rights pertaining to such investments. The Adviser also shall manage, supervise and conduct the other affairs and business of the Trust and matters incidental thereto pursuant to Section 6 of this Agreement, subject always to the control of the Trust’s Board of Trustees and to the provisions of the organizational documents of the Trust, the Registration Statement of the Trust and its shares of beneficial interest (“Shares”), including the Trust’s Prospectus and Statement of Additional Information, and the 1940 Act, in each case as from time to time amended and in effect. Subject to the foregoing, the Adviser shall have the authority to engage, terminate and replace one or more sub-advisers in connection with the portfolio management of the Trust, which sub-advisers may be affiliates of the Adviser; provided, however, that the Adviser shall remain responsible to the Trust with respect to its duties and obligations set forth in this Agreement. The Adviser agrees to furnish advice and recommendations to the Funds and the Board with respect to the selection and continued employment of any sub-adviser(s) to provide investment advisory services for the portion(s) of the Funds’ portfolios specified by the Adviser and on terms and conditions, including but not limited to the compensation payable to any such sub-adviser(s), approved in the manner provided by applicable law.

(b) Portfolio Transactions. The Adviser shall place all orders for the purchase and sale of portfolio securities for the account of the Trust with brokers or dealers selected by the Adviser, although the Trust will pay the actual brokerage commissions on portfolio transactions in accordance with Section 3(d).

In placing portfolio transactions for the Trust, it is recognized that the Adviser will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Adviser may, to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934, consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Adviser may be a party. It is understood that neither the Trust nor the Adviser has adopted a formula for allocation of the Trust’s investment transaction business. It is also understood that it is desirable for the Trust that the Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Trust than would otherwise result when allocating brokerage transactions to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Adviser is authorized to place orders for the purchase and sale of securities for the Trust with such brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful or beneficial to the Adviser in connection with its services to other clients.

On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Trust as well as other clients, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

SECTION 3. Allocation of Expenses.

Except for the services and facilities to be provided by the Adviser pursuant to Section 6 of this Agreement, the Trust assumes and shall pay all expenses for all other Trust operations and activities and shall reimburse the Adviser for any such expenses incurred by the Adviser. Unless the Prospectus or Statement of Additional Information of the Trust provides otherwise, the expenses to be borne by the Trust shall include, without limitation:

(a) all expenses of organizing the Trust;

(b) the charges and expenses of any registrar, stock transfer and dividend disbursing agent, custodian or depository appointed by the Trust for the safekeeping of its cash, portfolio securities and other property and pricing services provided to the Trust (other than those utilized by the Adviser in providing the services described in Section 2);

(c) the charges and expenses of bookkeeping, accounting and auditors;

(d) brokerage commissions and other costs incurred in connection with transactions in the portfolio securities of the Trust, including any portion of such commissions attributable to brokerage and research services as defined in Section 28(e) of the Securities Exchange Act of 1934;

(e) taxes, including issuance and transfer taxes, and trust registration, filing or other fees payable by the Trust to federal, state or other governmental agencies;

(f) expenses, including the cost of printing certificates, relating to the issuance of Shares of the Trust;

(g) expenses involved in registering and maintaining registrations of the Trust and of its Shares with the Securities and Exchange Commission (“SEC”) and other jurisdictions, including reimbursement of actual expenses incurred by the Adviser or others in performing such functions for the Trust;

(h) expenses of shareholders’ and trustees’ meetings, including meetings of committees, and of preparing, printing and distributing proxy statements, quarterly reports, if any, semi-annual reports, annual reports and other communications to existing shareholders;

(i) expenses of preparing and printing prospectuses and marketing materials;

(j) compensation and expenses of trustees who are not affiliated with the Adviser;

(k) charges and expenses of legal counsel in connection with matters relating to the Trust, including, without limitation, legal services rendered in connection with the Trust and financial structure and relations with its shareholders, issuance of Shares of the Trust and registration and qualification of Shares under federal, state and other laws;

(l) the cost and expense of maintaining the books and records of the Trust, including general ledger accounting;

(m) insurance premiums on fidelity, errors and omissions and other coverages, including the expense of obtaining and maintaining a fidelity bond as required by Section 17(g) of the 1940 Act, which may also cover the Adviser;

(n) expenses incurred in obtaining and maintaining any surety bond or similar coverage with respect to securities of the Trust;

(o) interest payable on Trust borrowings;

(p) such other non-recurring expenses of the Trust as may arise, including expenses of actions, suits or proceedings to which the Trust is a party and expenses resulting from the legal obligation that the Trust may have to provide indemnity with respect thereto;

(q) expenses and fees reasonably incidental to any of the foregoing specifically identified expenses;

(r) listing fees and expenses; and

(s) all other expenses permitted by the Prospectus and Statement of Additional Information of the Trust as being paid by the Trust.

SECTION 4. Advisory Fee.

In return for the services and facilities to be provided to the Trust by the Adviser as provided in Section 2 and Section 6 hereof, the Adviser will receive an annual fee, payable monthly, in an amount equal to 1.25% of the Trust’s “Daily Gross Assets” (the “Advisory Fee”). “Daily Gross Assets” will be an amount equal to total assets, less any liabilities, but excluding liabilities evidencing leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities), (ii) the issuance of preferred stock or other similar preference securities, (iii) the reinvestment of collateral received for securities loaned in accordance with the Trust’s investment objectives and policies, and/or (iv) any other means. The accrued fees will be payable monthly as promptly as possible after the end of each month during which this Agreement is in effect. The Adviser may waive a portion of its fees. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for such month shall be computed in a manner consistent with the calculation of the fees payable on a monthly basis.

SECTION 5. Intentionally Left Blank.

SECTION 6. Description of Administrative Services on a Continuous Basis. The Adviser will perform the following administrative services:

(a) Prepare monthly security transaction listings;

(b) Supply various normal and customary Trust statistical data as requested on an ongoing basis;

(c) Prepare for execution and file the Trust’s Federal and state tax returns; prepare a fiscal tax provision in coordination with the annual audit; prepare an excise tax provision; and prepare all relevant 1099 calculations;

(d) Coordinate contractual relationships and communications between the Trust and its contractual service providers;

(e) Coordinate printing of the Trust’s annual and semi-annual shareholder reports;

(f) Prepare income and capital gain distributions;

(g) Prepare the semiannual and annual financial statements;

(h) Monitor the Trust’s compliance with Internal Revenue Code, SEC and Prospectus requirements;

(i) Prepare, coordinate with the Trust’s counsel and coordinate the filing with the following with the SEC: semi-annual reports on Form N-SAR and Form N-CSR; Form N-Q; and Form N-PX based upon information provided by the Trust, assist in the preparation of Forms 3, 4 and 5 pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and Section 30(h) of the 1940 Act for the officers and trustees of the Trust, such filings to be based on information provided by those persons;

(j) Assist in the preparation of notices of meetings of shareholders;

(k) Assist in obtaining the fidelity bond and trustees’ and officers’/errors and omissions insurance policies for the Trust in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Trust’s Board of Trustees;

(l) Monitor the Trust’s assets to assure adequate fidelity bond coverage is maintained;

(m) Draft agendas and resolutions for quarterly and special board meetings;

(n) Coordinate the preparation, assembly and distribution of board materials;

(o) Attend board meetings and draft minutes thereof;

(p) Maintain the Trust’s calendar to assure compliance with various filing and board approval deadlines;

(q) Furnish the Trust office space in the offices of the Adviser, or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, simple business equipment, supplies, utilities and telephone service for managing the affairs and investments of the Trust;

(r) Assist the Trust in the handling of SEC examinations and responses thereto;

(s) Perform clerical, bookkeeping and all other administrative services not provided by the Trust’s other service providers;

(t) Determine or oversee the determination and publication of the Trust’s net asset value in accordance with the Trust’s policy as adopted from time to time by the Board of Trustees;

(u) Oversee the maintenance by the Trust’s custodian and transfer agent and dividend disbursing agent of certain books and records of the Trust as required under Rule 31a-1(b)(2)(iv) of the 1940 Act and maintain (or oversee maintenance by such other persons as approved by the Board of Trustees) such other books and records required by law or for the proper operation of the Trust;

(v) Prepare such information and reports as may be required by any stock exchange or exchanges on which the Trust’s shares are listed;

(w) Determine the amounts available for distribution as dividends and distributions to be paid by the Trust to its shareholders; prepare and arrange for the printing of dividend notices to shareholders; and provide the Trust’s dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Trust’s dividend reinvestment plan;

(x) Serve as liaison between the Trust and each of its service providers; and

(y) Perform such additional administrative duties relating to the administration of the Trust as may subsequently be agreed upon in writing between the Trust and the Adviser.

The responsibility to perform the administrative services set forth in this Section 6 may not be assigned or delegated by any party without the written consent of each party. Subject to the foregoing, the Adviser shall have the authority to engage a sub-administrator in connection with the administrative services of the Trust, which sub-administrator may be an affiliate of the Adviser; provided, however, that the Adviser shall remain responsible to the Trust with respect to its duties and obligations set forth in this Agreement.

SECTION 7. [Reserved].

SECTION 8. Indemnification.

(a) The Trust hereby agrees to indemnify the Adviser and each of the Adviser’s partners, officers, employees, and agents (including any individual who serves at the Adviser’s request as director, officer, partner, trustee or the like of another entity) and controlling persons (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth above in this paragraph or thereafter by reason of such Indemnitee’s having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Trust and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful, provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Trust or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “Disabling Conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Trust and that such Indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Trust and did not involve Disabling Conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of the Trust. Notwithstanding the foregoing, the Trust shall not be obligated to provide any such indemnification to the extent such provision would waive any right that the Trust cannot lawfully waive.

(b) The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Trust unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Trustees of the Trust determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (1) the Indemnitee shall provide adequate security for such Indemnitee’s undertaking, (2) the Trust shall be insured against losses arising by reason of any lawful advances, or (3) a majority of a quorum of Trustees of the Trust who are neither “interested persons” of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

(c) All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body of competent jurisdiction before whom the proceeding was brought that such Indemnitee is not liable or is not liable by reason of Disabling Conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Trustees of the Trust, or (ii) if such a quorum is not obtainable or even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.

(d) Each Indemnitee shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel, or upon reports made to the Trust by any of the Trust’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Trustees, officers or employees of the Trust, regardless of whether such counsel or other person may also be a Trustee.

(e) The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

SECTION 9. Relations with Trust.

Subject to and in accordance with the organizational documents of the Adviser and the Trust, as well as their policies and procedures and codes of ethics, it is understood that Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, officers or otherwise, that partners, officers and agents of the Adviser (or any successor thereof) are or may be interested in the Trust as Trustees, officers, agents, shareholders or otherwise, and that the Adviser (or any such successor thereof) is or may be interested in the Trust as a shareholder or otherwise.

SECTION 10. Liability of Adviser.

The Adviser shall not be liable to the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any Disabling Conduct nor shall any provision hereof be deemed to protect any trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any Disabling Conduct.

SECTION 11. Duration and Termination of this Agreement.

(a) Duration. This Agreement shall become effective on the date that the Fund commences investment operations, such date being the date the Registration Statement on Form N-2 (SEC File No. 333-210825) is declared effective by the SEC. Unless terminated as herein provided, this Agreement shall remain in full force and effect until the date that is two years after the effective date of this Agreement. Subsequent to such initial period of effectiveness, this

Agreement shall continue in full force and effect, subject to paragraph 11(c), so long as such continuance is approved at least annually (a) by either the Trust’s Board of Trustees or by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Trust and (b) in either event, by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(b) Amendment. No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought.

(c) Termination. This Agreement may be terminated at any time, without payment of any penalty, by vote of the Trust’s Board of Trustees, or by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Trust, or by the Adviser, in each case on not more than 60 days’ nor less than 30 days’ prior written notice to the other party.

(d) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act).

SECTION 12. Services Not Exclusive.

Nothing in this Agreement shall prevent the Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Adviser will undertake no activities that, in its reasonable good faith judgment, will adversely affect the performance of its obligations under this Agreement. In addition, the parties may enter into other agreements pursuant to which the Adviser provides administrative or other, non-investment advisory services to the Trust, and the Adviser may be compensated for such other services.

SECTION 13. Records; Visits.

(a) The books and records pertaining to the Trust, which are in the possession or under the control of the Adviser, shall be the property of the Trust. Such books and records shall be prepared, preserved and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Trust and its duly authorized officers, employees and agents and the staff of the SEC shall have access to such books and records at all times during the Adviser’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by the Adviser to the Trust or to an Authorized Person, at the Trust’s expense. Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method. No records shall be destroyed without the Trust’s written consent.

(b) The Adviser shall keep the following records:

(i) all books and records with respect to the Trust’s books of account; and

(ii) Records of the Trust’s securities transactions.

SECTION 14. Confidentiality.

Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or the Adviser, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or the Adviser a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

SECTION 15. Liaison with Accountants.

The Adviser shall act as liaison with the Trust’s independent public accountants and shall provide account analyses, fiscal year summaries and other audit related schedules with respect to the Trust. The Adviser shall take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such independent public accountants as reasonably requested by the Trust.

SECTION 16. The Adviser’s System.

The Adviser shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets and other related legal rights utilized by the Adviser in connection with the services provided by the Adviser to the Trust.

SECTION 17. Disaster Recovery.

The Adviser shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. In the event of equipment failures, the Adviser shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. The Adviser shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Adviser’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

SECTION 18. Notices.

Notices under this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, to the other party at such address as such other party may designate from time to time for the receipt of such notices. Until further notice to the other party, the address of each party to this Agreement for this purpose shall be 300 Crescent Court, Suite 700, Dallas, Texas 75201.

SECTION 19. Governing Law; Severability; Counterparts.

This Agreement shall be construed in accordance with the laws of the State of Delaware, and the applicable provisions of the 1940 Act. To the extent that applicable law of the State of Delaware, or any of the provisions herein, conflict with applicable provisions of the 1940 Act, the latter shall control. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

SECTION 20. Use of the Name NexPoint.

The Adviser has consented to the use by the Trust of the name or identifying word “NexPoint” in the name of the Trust. Such consent is conditioned upon the employment of the Adviser as the investment adviser to the Trust. The name or identifying word “NexPoint” may be used from time to time in other connections and for other purposes by the Adviser and any of its affiliates. The Adviser may require the Trust to cease using “NexPoint” in the name of the Trust if the Trust ceases to employ, for any reason, the Adviser, any successor thereto or any affiliate thereof as investment adviser of the Trust.

SECTION 21. Miscellaneous.

The Adviser agrees to advise the Trust of any change of its membership (which shall mean its general partner) within a reasonable time after such change. If the Adviser enters into a definitive agreement that would result in a change of control (within the meaning of the 1940 Act) of the Adviser, it agrees to give the Trust the lesser of 60 days’ written notice and such notice as is reasonably practicable before consummating the transaction.

Where the effect of a requirement of the 1940 Act reflected in or contemplated by any provisions of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

Subject to the Trust’s Agreement and Declaration of Trust, it is expressly agreed that the obligations of the Trust under this Agreement shall not be binding upon any past, present or future trustee, nominee, officer, shareholder, employee or agent of the Trust individually, and shall only be binding upon the Trust and its assets, as provided in the Trust’s Agreement and Declaration of Trust, a copy of which is on file at the office of the Secretary of the State of Delaware and at the principal offices of the Trust. This Agreement was executed on behalf of the Trust by an officer of the Trust in such capacity, and shall not be deemed to have been executed by such officer individually or to impose any liability on such officer, or the shareholders of the Trust, personally, but shall bind only the assets and property of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

NEXPOINT ADVISORS, L.P.

By:	NEXPOINT ADVISORS GP, LLC, its general partner

By:
Name: Frank Waterhouse
Title: Treasurer

NEXPOINT EVENT-DRIVEN FUND

By:
Name: Dustin Norris
Title: Secretary